Exhibit 99.1

GLOBAL INDUSTRIAL REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Sales Increased 7.7% to $386.6 Million and 9.3% on an Average Daily Sales Basis
Board Declared $0.28 Dividend

PORT WASHINGTON, NY, August 4, 2026 – Global Industrial Company (NYSE: GIC), a value-added distributor and source for industrial equipment and supplies today announced financial results for the second quarter ended June 30, 2026.

Performance Summary* (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended June 30,		Six Months Ended June 30,
GAAP Results	2026	2025	2026	2025
Net sales	$386.6	$358.9	$737.0	$679.9
Gross profit	$155.4	$133.0	$277.3	$245.1
Gross margin	40.2%	37.1%	37.6%	36.0%
Operating income from continuing operations	$49.3	$33.5	$69.9	$51.7
Operating margin	12.8%	9.3%	9.5%	7.6%
Net income from continuing operations	$37.1	$25.1	$52.4	$38.6
Net income per diluted share from continuing operations	$0.96	$0.65	$1.35	$0.99
Net income from discontinued operations	$0.0	$0.0	$1.3	$0.1
Net income per diluted share from discontinued operations	$0.00	$0.00	$0.03	$0.00
Non-GAAP Results**
Gross profit	$134.3	$133.0	$256.2	$245.1
Gross margin	34.7%	37.1%	34.8%	36.0%
Operating income from continuing operations	$28.2	$33.5	$48.8	$51.7
Operating margin	7.3%	9.3%	6.6%	7.6%
Net income from continuing operations	$20.7	$25.1	$36.0	$38.6
Net income per diluted share from continuing operations	$0.54	$0.65	$0.93	$0.99
*
Global Industrial Company manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarters ended July 4, 2026 and June 28, 2025, respectively. The second quarters of both 2026 and 2025 included 13 weeks and the first six months of both 2026 and 2025 included 26 weeks.

Average daily sales is calculated based upon the number of selling days in each period, with Canadian sales converted to U.S. dollars using the current year's average exchange rate. There were 63 selling days in the U.S. in the second quarter of 2026 compared to 64 selling days in the second quarter of 2025 and there were 128 selling days in the U.S. for the six months ended June 30, 2026 and 2025, respectively. There were 63 selling days in Canada in each of the second quarters of 2026 and 2025, respectively, and there were 126 selling days in Canada for the six months ended June 30, 2026 and 2025, respectively.

**	During the second quarter ended June 30, 2026, the Company recorded approximately $26.2 million associated with refunds of IEEPA tariffs previously paid, comprising $21.1 million related to cost of sales, $4.0 million reduction to inventory not yet sold and $1.1 million of interest income. The non-GAAP results above reflect the exclusion of this one-time benefit from gross profit, operating income from continuing operations, net income and earnings per share.

Second Quarter 2026 Financial Summary:

•Consolidated sales increased 7.7% to $386.6 million compared to $358.9 million last year and average daily sales increased 9.3% compared to prior year.
•Consolidated gross margin increased to 40.2% compared to 37.1% last year. Excluding refunds from tariffs, consolidated gross margin would have been 34.7%, in line with historical performance.
•Consolidated operating income from continuing operations increased 47.2% to $49.3 million compared to $33.5 million last year. Excluding refunds from tariffs, consolidated operating income would have been $28.2 million.
•Net income per diluted share from continuing operations increased 47.7% to $0.96 compared to $0.65 last year. Excluding refunds from tariffs, net income per diluted share would have been $0.54.

Year to Date Q2 2026 Financial Summary:

•Consolidated sales increased 8.4% to $737.0 million compared to $679.9 million last year and average daily sales increased 8.4% compared to prior year.
•Consolidated gross margin increased to 37.6% compared to 36.0% last year. Excluding refunds from tariffs, consolidated gross margin would have been 34.8%.
•Consolidated operating income from continuing operations increased 35.2% to $69.9 million compared to $51.7 million last year. Excluding refunds from tariffs, consolidated operating income would have been $48.8 million.
•Net income per diluted share from continuing operations increased 36.4% to $1.35 compared to $0.99 last year. Excluding refunds from tariffs, net income per diluted share would have been $0.93.

Anesa Chaibi, Chief Executive Officer, said, "We delivered another quarter of strong, broad-based growth, with second quarter revenue increasing 7.7%, and 9.3% on an average daily sales basis. This marks our third consecutive quarter of high single-digit average daily sales growth as we benefited from gains in both volume and price."

"We are pleased with the momentum in the business and the progress we are making in advancing our go-to-market approach. We continue to deepen customer relationships, expand e-procurement adoption, strengthen vertical specialization, and enhance coordination across our sales, marketing, merchandising and digital teams. These initiatives are designed to drive sustainable organic growth, increase share of wallet, support continued market-share gains and enhance our long-term performance."

At June 30, 2026, the Company had total working capital of $249.0 million, cash and cash equivalents of $86.7 million, and excess availability under its credit facility of approximately $119.8 million. Operating cash flow provided by continuing operations in the quarter was $41.3 million. During the second quarter ended June 30, 2026, the Company recorded a benefit of approximately $26.2 million associated with refunds of IEEPA tariffs, comprising $21.1 million related to cost of sales, $4.0 million reduction to inventory not yet sold and $1.1 million of interest income. The Company does not expect any future refunds of IEEPA tariffs assessed to date to be material. Quarter end cash balances reflect approximately $15.3 million of tariff refunds received in the fiscal second quarter, with an additional $10.9 million received in early July recorded as a receivable at quarter end. The Company also repurchased approximately 160,000 shares of its common stock at an aggregate purchase price of $4.7 million during the second quarter ended June 30, 2026. The Company’s Board of Directors has declared a cash dividend of $0.28 per share to common stock shareholders of record at the close of business on August 17, 2026, payable on August 24, 2026.

Earnings Conference Call Details
Global Industrial Company will host a conference call and question and answer session on its second quarter 2026 results today, August 4, 2026 at 5:00 p.m. Eastern Time. A live webcast of the call will be available on the Company’s website at https://investors.globalindustrial.com in the events section. The webcast will also be archived on the website for approximately 90 days.

About Global Industrial Company
Global Industrial Company (NYSE: GIC), is a leading distributor of high-quality, industrial-strength equipment and supplies, serving organizations of all sizes across a wide range of industries. With more than 75 years of experience, customers rely on Global Industrial for its broad portfolio of national and private brands, trusted service and focus on value. We help customers keep their operations running by delivering the right products when they need them, because We Can Supply That®. Visit Globalindustrial.com, and follow us on Facebook, Instagram, and LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance. When used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this report are based on the Company’s beliefs and expectations as of the date of this report and are subject to risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain and undue reliance should not be placed on them. Important risk factors that may affect our future results of operations and financial condition are detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events, except as may be required by applicable law.
Investor/Media Contacts:
Mike Smargiassi / Collin Dreizen
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com / collin@theplunkettgroup.com

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Operations - Unaudited
(In millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$386.6	$358.9	$737.0	$679.9
Cost of sales	231.2	225.9	459.7	434.8
Gross profit	155.4	133.0	277.3	245.1
Gross margin	40.2%	37.1%	37.6%	36.0%
Selling, general and administrative expenses	106.1	99.5	207.4	193.4
Operating income from continuing operations	49.3	33.5	69.9	51.7
Operating margin	12.8%	9.3%	9.5%	7.6%
Interest and other (income) expense, net	(1.0)	(0.3)	(1.1)	(0.2)
Income from continuing operations before income taxes	50.3	33.8	71.0	51.9
Provision for income taxes	13.2	8.7	18.6	13.3
Net income from continuing operations	37.1	25.1	52.4	38.6
Net income from discontinued operations	0.0	0.0	1.3	0.1
Net income	$37.1	$25.1	$53.7	$38.7

Net income per common share from continuing operations:
Basic	$0.96	$0.65	$1.35	$1.00
Diluted	$0.96	$0.65	$1.35	$0.99

Net income per common share from discontinued operations:
Basic	$0.00	$0.00	$0.03	$0.00
Diluted	$0.00	$0.00	$0.03	$0.00

Net income per common share:
Basic	$0.96	$0.65	$1.38	$1.00
Diluted	$0.96	$0.65	$1.38	$0.99

Weighted average common and common equivalent shares:
Basic	38.2	38.4	38.2	38.4
Diluted	38.2	38.4	38.3	38.4

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Balance Sheets - Unaudited
(In millions)

	June 30,	December 31,
	2026	2025
Current assets:
Cash and cash equivalents	$86.7	$67.5
Accounts receivable, net	186.8	139.6
Inventories	163.6	174.6
Prepaid expenses and other current assets	12.2	14.8
Total current assets	449.3	396.5
Property, plant and equipment, net	17.8	18.5
Operating lease right-of-use assets	88.7	91.8
Goodwill and intangibles	62.7	64.3
Other assets	9.9	9.7
Total assets	$628.4	$580.8

Current liabilities:
Accounts payable and accrued expenses	$185.9	$162.4
Operating lease liabilities	14.4	16.1
Total current liabilities	200.3	178.5
Operating lease liabilities	84.5	87.5
Other liabilities	0.9	1.6
Shareholders’ equity	342.7	313.2
Total liabilities and shareholders’ equity	$628.4	$580.8

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Cash Flows - Unaudited
(In millions)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$52.4	$38.6
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	3.9	3.8
Stock-based compensation	3.1	3.7
Provision for deferred taxes	(0.1)	(0.3)
Change in working capital	(14.5)	(11.3)
Other, net	1.2	0.6
Net cash provided by operating activities from continuing operations	46.0	35.1
Net cash provided by operating activities from discontinued operations	1.8	0.0
Net cash provided by operating activities	47.8	35.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1.7)	(1.6)
Acquisition, net of cash acquired	0.0	(4.0)
Net cash used in investing activities	(1.7)	(5.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(21.6)	(20.1)
Stock-based compensation share issuances, net	0.4	1.2
Purchase of treasury shares	(5.6)	0.0
Net cash used in financing activities	(26.8)	(18.9)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.1)	(0.1)

NET INCREASE IN CASH	19.2	10.5
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	67.5	44.6
CASH AND CASH EQUIVALENTS – END OF PERIOD	$86.7	$55.1

GLOBAL INDUSTRIAL COMPANY
Reconciliation of GAAP to Non-GAAP Measures - Unaudited
(In millions)

The following tables reconciles GAAP operating results to Non-GAAP operating results for the quarter ended June 30, 2026.

	Quarter Ended June 30, 2026 As Reported	Non-GAAP Adjustment - IEEPA Tariff Refunds	Quarter Ended June 30, 2026 Non-GAAP
Net sales	$386.6		$386.6
Cost of sales	231.2	21.1	252.3
Gross profit	155.4	(21.1)	134.3
Gross margin	40.2%		34.7%
Selling, general and administrative expenses	106.1		106.1
Operating income from continuing operations	49.3	(21.1)	28.2
Operating margin	12.8%		7.3%
Interest and other (income) expense, net	(1.0)	1.1	0.1
Income from continuing operations before income taxes	50.3	(22.2)	28.1
Provision for income taxes	13.2	(5.8)	7.4
Net income from continuing operations	37.1	(16.4)	20.7

Net income per common share from continuing operations:
Basic	$0.96	$(0.42)	$0.54
Diluted	$0.96	$(0.42)	$0.54

Weighted average common and common equivalent shares:
Basic	38.2	38.2	38.2
Diluted	38.2	38.2	38.2

GLOBAL INDUSTRIAL COMPANY
Reconciliation of GAAP to Non-GAAP Measures - Unaudited
(In millions)

The following tables reconciles GAAP operating results to Non-GAAP operating results for the six months ended June 30, 2026.

	Six Months Ended June 30, 2026 As Reported	Non-GAAP Adjustment - IEEPA Tariff Refunds	Six Months Ended June 30, 2026 Non-GAAP
Net sales	$737.0		$737.0
Cost of sales	459.7	21.1	480.8
Gross profit	277.3	(21.1)	256.2
Gross margin	37.6%		34.8%
Selling, general and administrative expenses	207.4		207.4
Operating income from continuing operations	69.9	(21.1)	48.8
Operating margin	9.5%		6.6%
Interest and other (income) expense, net	(1.1)	1.1	0.0
Income from continuing operations before income taxes	71.0	(22.2)	48.8
Provision for income taxes	18.6	(5.8)	12.8
Net income from continuing operations	52.4	(16.4)	36.0

Net income per common share from continuing operations:
Basic	$1.35	$(0.42)	$0.93
Diluted	$1.35	$(0.42)	$0.93

Weighted average common and common equivalent shares:
Basic	38.2	38.2	38.2
Diluted	38.3	38.3	38.3